EXHIBIT 99.1

1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-4966
NYSE: SPN

FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations,
504-362-4321
Superior Energy Services Announces First Quarter 2008 Results
Harvey, La. – May 1, 2008 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $102.1 million and diluted earnings per share of $1.24 on revenues of $441.4 million, as compared to net income of $64.0 million, or $0.78 diluted earnings per share on revenues of $362.9 million for the first quarter of 2007.
The results include non-recurring gains and expenses primarily associated with the sale of 75% of the Company’s interest in SPN Resources, which closed on March 14, 2008. These include a $37.9 million pre-tax gain on sale of businesses, $4.5 million in additional general and administrative expenses and a $9.8 million decrease in depreciation and depletion due to assets being held for sale. Excluding these non-recurring items, adjusted net income was $74.5 million, or $0.91 diluted earnings per share.
Operating factors impacting the quarter as compared to the most recent quarter (fourth quarter 2007) include the following:
•	Well Intervention revenue increased 23% due to increases in coiled tubing and hydraulic workover / snubbing services as well as commencing work on the previously announced $750 million wreck removal contract.

•	Rental Tools revenue decreased 5% largely due to decreased revenue resulting from a sale of accommodations in connection with a large-scale camp project that was substantially completed last quarter.

•	Marine revenues decreased 24% due to lower utilization and dayrates as a result of seasonal factors and poor weather in the Gulf of Mexico.

•	Oil and Gas revenues decreased 1% due to the SPN Resources sale. Equity income of $4.0 million in the first quarter of 2008 reflects the Company’s remaining interest in SPN Resources as of March 14, 2008 in addition to the Company’s ongoing 40% interest in Beryl Oil and Gas.

•	Revenue from domestic land and international market areas was approximately $215 million as compared to approximately $214 million in the fourth quarter of 2007.

Terence Hall, Chairman and CEO of Superior, stated, “Overall, our first quarter operating performance was stronger than the most recent quarter and better than our previous guidance. Several of our business units performed better than anticipated and more than offset seasonal weakness elsewhere. As we discussed on our most recent quarterly conference call, we anticipated seasonal weakness in the shallow water Gulf of Mexico for liftboats. Clearly, we are pleased that we continued our track record of consistently growing earnings from operations. Our ability to do this in a choppy market environment is a major benefit of our business mix.”
Well Intervention Group Segment
First quarter revenue for the Well Intervention Group was $234.1 million, a 23% increase from the fourth quarter of 2007 and a 32% increase from the first quarter of 2007. Income from operations was $50.8 million, or 22% of segment revenue as compared to $37.0 million, or 19% of segment revenue, in the fourth quarter of 2007. Coiled tubing activity increased in domestic land market areas and hydraulic workover and snubbing activity increased in Latin America and the Middle East. Project management services increased as the Company commenced field operations associated with the previously announced wreck removal project. The gross profit margin decreased slightly due to lower high pressure well work and fewer well control projects. However, the segment operating margin increased as operating expenses were essentially unchanged.
Rental Tools Segment
Revenue for the Rental Tools Segment was $130.3 million, 5% lower than the fourth quarter of 2007 and 12% higher than the first quarter of 2007. Income from operations was $45.8 million, or 35% of segment revenue, down from $46.4 million, or 34% of segment revenue in the fourth quarter of 2007. Most of the sequential revenue decrease is due to the substantial completion in the last quarter of the sale of accommodations for a large-scale project. Demand increased for rentals of stabilizers worldwide, drill pipe in the Gulf of Mexico, and accommodations in the Asia-Pacific region. These were offset by a decrease in drill pipe rentals in the North Sea and a decrease in production-related rental tools in the shallow water Gulf of Mexico. Operating margins increased sequentially as a higher percentage of revenue was generated from drilling-related rental tools such as stabilizers, drill pipe and specialty tubulars.
Marine Segment
Superior’s Marine revenue was $23.1 million, a 24% decrease from the fourth quarter of 2007 and a 36% decrease from the first quarter of 2007. Income from operations was $2.6 million, or 11% of segment revenue, down from $8.2 million, or 27% of segment revenue in the fourth quarter of 2007. Average daily revenue in the first quarter was approximately $254,000, inclusive of subsistence revenue, as compared to $332,000 per day in the fourth quarter of 2007. The lower daily revenue was due to lower utilization primarily as a result of seasonal factors in the Gulf of Mexico, including a higher than normal amount of idle days due to poor weather conditions. The biggest utilization changes occurred in the smaller liftboat classes (145-ft. to 175-ft. class liftboats).
The Company took delivery of a 175-ft. class liftboat during the first quarter.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended March 31, 2008
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	11	$8,266	36.5%
160’-175’	7	12,051	50.7%
200’	5	15,629	56.5%
230’-245’	3	25,302	48.7%
250’	2	32,901	94.0%
Oil and Gas Segment
Oil and gas revenue was $55.1 million, a 1% decrease from fourth quarter 2007 levels and a 49% increase over the first quarter of 2007. Income from operations, excluding non-recurring gains and expenses related to the sale of 75% of SPN Resources, was $25.2 million, or 46% of segment revenue, up from $24.9 million, or 45% of segment revenue, in the fourth quarter of 2007. The financial performance of this segment for the first quarter of 2008 reflects 2 1/2 months of SPN Resources’ results as 75% of interest in the business was sold on March 14, 2008.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Friday, May 2, 2008. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2190. For those who cannot listen to the live call, a telephonic replay will be available through Friday, May 9, 2008 and may be accessed by calling 303-590-3000 and using the pass code 11112708#. An archive of the webcast will be available after the call for a period of 60 days on www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2008 and 2007
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Oilfield service and rental revenues	$386,319	$325,895
Oil and gas revenues	55,072	37,029

Total revenues	441,391	362,924

Cost of oilfield services and rentals	191,132	142,429
Cost of oil and gas sales	12,986	18,058

Total cost of services, rentals and sales	204,118	160,487

Depreciation, depletion, amortization and accretion	41,879	38,844
General and administrative expenses	69,606	50,859
Gain on sale of business	37,888	—

Income from operations	163,676	112,734

Other income (expense):
Interest expense, net	(8,116)	(7,699)
Earnings (losses) from equity-method investments, net	3,957	(5,006)

Income before income taxes	159,517	100,029

Income taxes	57,426	36,010

Net income	$102,091	$64,019

Basic earnings per share	$1.26	$0.79

Diluted earnings per share	$1.24	$0.78

Weighted average common shares used in computing earnings per share:
Basic	80,776	80,632

Diluted	82,086	82,156

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 AND DECEMBER 31, 2007
(in thousands)

	3/31/2008	12/31/2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$231,841	$51,649
Accounts receivable, net	326,224	343,334
Current portion of notes receivable	—	15,584
Prepaid expenses	22,967	19,641
Other current assets	33,143	40,797

Total current assets	614,175	471,005

Property, plant and equipment, net	924,218	1,086,408
Goodwill, net	485,010	484,594
Notes receivable	—	16,732
Equity-method investments	99,185	56,961
Intangible and other long-term assets, net	141,192	141,549

Total assets	$2,263,780	$2,257,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$67,282	$69,510
Accrued expenses	171,695	177,779
Income taxes payable	60,194	7,520
Current portion of decommissioning liabilities	—	36,812
Current maturities of long-term debt	810	810

Total current liabilities	299,981	292,431

Deferred income taxes	151,983	163,338
Decommissioning liabilities	—	88,158
Long-term debt	711,271	711,151
Other long-term liabilities	24,422	21,492

Total stockholders’ equity	1,076,123	980,679

Total liabilities and stockholders’ equity	$2,263,780	$2,257,249

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended March 31, 2008, December 31, 2007 and March 31, 2007
(Unaudited)
(in thousands)

	Three months ended,
	March 31, 2008	December 31, 2007	March 31, 2007
Revenue

Well Intervention	$234,115	$190,735	$176,931

Rental Tools	130,327	137,456	116,180

Marine	23,089	30,547	35,866

Oil and Gas	55,072	55,811	37,029

Less: Oil and Gas Eliminations (2)	(1,212)	(683)	(3,082)

Total Revenues	$441,391	$413,866	$362,924

	Three months ended,
	March 31, 2008	December 31, 2007	March 31, 2007
Gross Profit (1)

Well Intervention	$101,716	$87,647	$81,425

Rental Tools	86,227	90,401	80,664

Marine	7,244	13,547	21,377

Oil and Gas	42,086	45,076	18,971

Total Gross Profit	$237,273	$236,671	$202,437

	Three months ended,
	March 31, 2008	December 31, 2007	March 31, 2007
Income from Operations

Well Intervention	$50,778	$36,964	$46,066

Rental Tools (3)	45,757	46,396	45,076

Marine	2,578	8,192	16,461

Oil and Gas (4)	64,563	24,932	5,131

Total Income from Operations	$163,676	$116,484	$112,734

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(2)	Oil and gas eliminations represent products and services from the Company’s segments provided to the Oil and Gas Segment.

(3)	Income from operations in the Rental Tools Segment for the three months ended March 31, 2008 includes a gain on sale of business of $3.3 million.

(4)	Income from operations in the Oil and Gas Segment for the three months ended March 31, 2008 includes a gain on sale of business of $34.1 million, non-recurring incremental general and administrative expenses of $4.5 million, and a reduction of depreciation, depletion, and amortization of $9.7 million related to assets held for sale.